UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 15, 2015 (April 14, 2015)

Li3 Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54303	20-3061907
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification Number)

Marchant Pereira 150

Of. 802

Providencia, Santiago de Chile

Chile

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: +56 (2) 2896-9100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities

On April 14, 2015, Li3 Energy, Inc. (the “Company”) issued an aggregate of 14,970,060 shares (the “Penalty Shares”) of common stock of the Company (the “Common Stock”) to certain shareholders (the “Penalty Shareholders”) of the Company who participated in a private placement with the Company in April and May of 2011 (the “Private Placement”). These shares were issued to the Penalty Shareholders as consideration for the cancellation of certain liabilities owed by the Company to such shareholders. These liabilities were owed by the Company to the Penalty Shareholders due to the Company’s failure to register the resale of shares of Common Stock purchased by the Penalty Shareholders within the time limits set forth in certain registration rights agreements (the “Registration Rights Agreements”) entered into between the Company and each of the Penalty Shareholders in connection with the Private Placement. Under the Registration Rights Agreements, the Company was required to file a registration statement by June 21, 2011, but did not file such registration statement until July 1, 2011. In addition, the Company was required to cause the registration statement to become effective by November 28, 2011 but the registration statement was not declared effective until March 19, 2012. As a result, monetary penalties were owed against the Company in the amount of $518,243 as of March 19, 2012, which amount was increased to $808,438 by April 2015 due to accrued interest of $290,195.

The Board of Directors of the Company approved the payment of penalties accrued by the Company to the Penalty Shareholders in shares of Common Stock in lieu of cash, in an amount equal to $250,000, amounting to $0.0167 per share. The issuance of the Penalty Shares was made in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation S promulgated under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Li3 Energy, Inc.

Dated: April 15, 2015	By:	/s/ Luis Saenz
Name: Luis Saenz
Title: Chief Executive Officer